PRESS RELEASE
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FOR IMMEDIATE RELEASE                             SUFFOLK [LOGO] BANCORP

Contact:  Douglas Ian Shaw                      4 West Second Street
          Corporate Secretary                   Riverhead, NY 11901
          (631) 727-5667           (631) 727-5667 (Voice) - (631) 727-3214 (FAX)
                                             invest@suffolkbancorp.com

              SUFFOLK BANCORP ANNOUNCES REGULAR QUARTERLY DIVIDEND

      Riverhead, New York, November 24, 2003, -- Suffolk Bancorp (NASDAQ - SUBK) announced that the Board of Directors, at its regular meeting on November 24, 2003, declared a regular quarterly dividend of $0.19 per share of common stock to all shareholders of record on December 15, 2003, payable on January 2, 2004.

      Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. "SCNB" is Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank is the second largest independent bank headquartered on Long Island, with 27 offices in Suffolk County, New York.





       Safe Harbor Statement Pursuant to the Private Securities Litigation
                               Reform Act of 1995

      This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk's historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk's market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

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